United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2019

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11929	51-0357525
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	The Corporation’s Compensation and Stock Incentive Committee took the following actions on April 23, 2019.

1.

Amended the Employment and Non-Compete Agreement between Dover Motorsports, Inc. and Michael Tatoian dated the 26th day of July 2007, to provide that the “Change of Control Fee,” as defined therein, be increased from $200,000 to $250,000.

2.

Amended all Award Agreements outstanding under the Corporation’s Stock Incentive Plans, to provide for the full vesting of all unvested restricted shares previously issued under such Award Agreements upon a “Change of Control” of the Corporation, as follows: (1) “Change of Control” shall refer to the closing of a merger or any transaction (“Transaction”) involving the Corporation and any other person or entity that results in a change of shareholders that control the voting securities of the Corporation; provided, however, that a Transaction the result of which is the shareholders of the Corporation’s voting securities immediately prior to the Transaction own, directly or indirectly in substantially the same proportion, at least 60% of the voting securities of the survivor of such Transaction immediately following such Transaction shall not be a Change in Control, and (2) for administrative purposes, the vesting shall take place immediately prior to a “Change of Control.”

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

99.1	Amendment to Employment and Non-Compete Agreement between Dover Motorsports, Inc. and Michael A. Tatoian effective as of April 23, 2019.

99.2	Action Taken By Compensation and Stock Option Committee on April 23, 2019 Amending Restricted Stock Awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: April 26, 2019